Exhibit 99.1

One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone (805) 447-1000 Fax (805) 499-3507 www.amgen.com

News Release

AMGEN’S THIRD QUARTER 2008 ADJUSTED EARNINGS

PER SHARE INCREASED 14 PERCENT TO $1.23

Third Quarter 2008 Revenue Increased 7 percent to

$3.9 Billion

Third Quarter 2008 GAAP Earnings

Per Share were $1.09,

an Increase from Third Quarter 2007 GAAP Earnings

Per Share of $0.18

Full Year Revenue Guidance Raised from

$14.6 Billion – $14.9 Billion to $14.9 Billion – $15.2 Billion

Full Year Adjusted EPS Guidance Raised from

$4.25 – $4.45 to $4.45 – $4.55

THOUSAND OAKS, Calif. (Oct. 22, 2008) – Amgen (NASDAQ: AMGN) reported adjusted earnings per share (EPS), excluding stock option expense and certain other expenses, of $1.23 for the third quarter of 2008, an increase of 14 percent compared to $1.08 for the third quarter of 2007. Adjusted net income, excluding stock option expense and certain other expenses, increased 11 percent to $1,308 million in the third quarter of 2008 compared to $1,181 million in the third quarter of 2007. Stock option expense on a per share basis totaled 2 cents for both the third quarter of 2008 and the third quarter of 2007.

Total revenue increased 7 percent during the third quarter of 2008 to $3,875 million versus $3,611 million in the third quarter of 2007.

Adjusted EPS and adjusted net income for the third quarter 2008 and 2007 exclude, for the applicable periods, stock option expense, certain expenses related to acquisitions, restructuring charges and certain other items. These expenses and other items are itemized

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Amgen’s Third Quarter Adjusted EPS Increased 14 Percent to $1.23; Third Quarter Revenue Increased 7 Percent to

$3.9 Billion

on the attached reconciliation tables. Adjusted EPS including the impact of stock option expense are also itemized in the notes to the attached reconciliation tables.

Calculated in accordance with United States (U.S.) Generally Accepted Accounting Principles (GAAP), Amgen’s GAAP EPS were $1.09 in the third quarter of 2008 compared to $0.18 in the same quarter last year. GAAP net income was $1,158 million in the third quarter of 2008 compared to $201 million in the third quarter of 2007. GAAP reported results for the third quarter of 2007 were negatively impacted by the write-offs of $590 million of acquired in-process research and development related to the acquisitions of Alantos Pharmaceutical Holdings, Inc. and Ilypsa, Inc. as well as $293 million of charges related to the previously announced restructuring plan.

“Our financial results for the third quarter demonstrate strong operating performance and we are increasing our 2008 annual guidance,” said Kevin Sharer, chairman and chief executive officer. “We are now focused on plans to commercialize denosumab in post-menopausal osteoporosis. We’re excited about the opportunity to bring this novel treatment option to patients with this serious disease,” concluded Sharer.

Product Sales Performance

During the third quarter, total product sales increased 7 percent to $3,784 million from $3,524 million in the third quarter of 2007. Sales in the U.S. totaled $2,929 million, an increase of 4 percent versus $2,809 million in the third quarter of 2007. International sales increased 20 percent to $855 million versus $715 million for the third quarter of 2007. Changes in foreign exchange positively impacted third quarter 2008 sales by $78 million. Excluding the impact of foreign exchange, total product sales increased 5 percent and international product sales increased 9 percent.

Worldwide sales of Aranesp® (darbepoetin alfa) increased 3 percent to $845 million in the third quarter of 2008 versus $818 million during the third quarter of 2007. In the U.S., third quarter 2008 Aranesp sales were relatively unchanged at $458 million in the third quarter of 2008 versus $460 million in the third quarter of 2007. U.S. sales of Aranesp in the third quarter of 2008 benefited from a $54 million change in the accounting estimate related to product sales return reserves. Excluding the positive impact of this change in the accounting estimate, U.S. sales of Aranesp decreased 12 percent in the third quarter of 2008 versus the prior year. The decline in U.S. Aranesp sales reflects the negative impact on demand, primarily in the supportive cancer care setting, from regulatory and reimbursement changes which principally occurred in the second half of 2007, and additional product label changes which occurred in the third quarter of 2008. The decline in demand in the third quarter of 2008 was slightly offset by an increase in the average net sales price. International Aranesp sales increased 8 percent to $387 million versus $358 million in the third quarter of 2007 due to changes in foreign exchange which positively impacted third quarter 2008 sales by approximately $35 million, partially offset by pricing pressure and ESA (erythropoiesis stimulating agent) dosing conservatism versus the prior year. Excluding the impact of foreign exchange, international product sales decreased 2 percent. Excluding the positive change in the accounting estimate related

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Amgen’s Third Quarter Adjusted EPS Increased 14 Percent to $1.23; Third Quarter Revenue Increased 7 Percent to $3.9 Billion

to product sales return reserves and foreign exchange gains, worldwide product sales decreased 8 percent in the third quarter of 2008 versus the prior year.

Sales of EPOGEN® (Epoetin alfa) increased 5 percent to $634 million in the third quarter of 2008 versus $602 million in the third quarter of 2007, primarily due to an increase in the average net sales price, favorable changes in wholesaler inventory levels and revised estimates of dialysis demand (primarily spillover) for prior quarters. Increased demand due to patient population growth was offset by a decline in dose / utilization within certain settings. Spillover is a result of the Company’s contractual relationship with Johnson & Johnson. (Please refer to the Company’s Form 10-K for a more detailed discussion of this relationship and a description of spillover).

Combined worldwide sales of Neulasta® (pegfilgrastim) and NEUPOGEN® (Filgrastim) increased 8 percent to $1,192 million in the third quarter of 2008 versus $1,100 million for the third quarter of 2007, driven primarily by increased demand for Neulasta. Combined sales of Neulasta and NEUPOGEN in the U.S. were $856 million in the third quarter of 2008 versus $830 million in the third quarter of 2007, an increase of 3 percent primarily reflecting an increase in demand for Neulasta. This increase in demand was driven by an increase in the average net sales price, partially offset by a decline in units sold, which we believe was primarily due to customer stocking which occurred in the second quarter of 2008. Combined international sales increased 24 percent to $336 million in the third quarter of 2008 versus $270 million for the same quarter in the prior year. This growth reflects changes in foreign exchange which positively impacted third quarter 2008 combined international sales by approximately $33 million, as well as increased demand driven by the continued conversion from NEUPOGEN to Neulasta. Excluding the impact of foreign exchange, combined worldwide product sales increased 5 percent and international product sales increased 12 percent.

Sales of Enbrel® (etanercept) increased 9 percent in the third quarter to $893 million versus $821 million during the same period in 2007. Sales growth was driven by higher demand due to increases in both average net sales price and patients. ENBREL sales growth in the third quarter was affected by share declines in the U.S. versus the third quarter of 2007 due to increased competitive activity. However, sales growth continued in both rheumatology and dermatology, and ENBREL continues to maintain a leading position in both segments.

Worldwide sales of Sensipar® (cinacalcet) increased 32 percent to $161 million in the third quarter of 2008 versus $122 million during the third quarter of 2007. This growth was principally driven by demand, primarily due to segment penetration.

Vectibix® (panitumumab) sales for the third quarter were unchanged year over year at $41 million.

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Amgen’s Third Quarter Adjusted EPS Increased 14 Percent to $1.23; Third Quarter Revenue Increased 7 Percent to $3.9 Billion

Operating Expense Analysis on an Adjusted Basis:

Cost of sales increased 1 percent to $590 million in the third quarter of 2008 versus $585 million in the third quarter of 2007. This increase was due to higher sales volume offset by lower excess inventory write-offs, lower excess capacity charges and lower cost ENBREL. The Company now expects full year 2008 adjusted Cost of Sales expense as a percent of sales to be approximately 15 percent.

Research & Development (R&D) expenses were relatively unchanged at $700 million in the third quarter of 2008 versus $699 million in the third quarter of 2007. Higher staff-related costs as well as clinical trial spend for our emerging pipeline were offset by lower clinical trial costs for our denosumab registrational studies due to completion of enrollment and the benefit derived from our licensing transaction with Takeda in Japan. The Company now expects full year 2008 adjusted R&D expense dollars to be slightly lower than 2007. Consistent with historical spending patterns, the Company expects an increase in the fourth quarter versus the third quarter that should be similar in magnitude to the increase in 2007, though actual results may vary depending on licensing activities and pipeline progress.

Selling, General & Administrative (SG&A) expenses increased 11 percent to $890 million in the third quarter of 2008 versus $804 million in the third quarter of 2007 reflecting higher Wyeth profit share expenses and staff-related costs offset by lower litigation expense. Wyeth profit share expenses increased 22 percent to $298 million in the third quarter of 2008 versus $245 million in the third quarter of 2007. The Company still expects Wyeth profit share to be one third of adjusted SG&A expenses for the full year 2008. Excluding Wyeth profit share, adjusted SG&A expenses in the third quarter of 2008 increased 6 percent versus the same quarter last year. As in the past, adjusted SG&A expenses are expected to increase in the fourth quarter versus the third quarter. The Company still expects 2008 adjusted SG&A expense dollars excluding Wyeth profit share expenses to be slightly higher versus 2007.

The Company still expects the full year 2008 adjusted tax rate to be similar to 2007 as the federal R&D credit has been retroactively extended in the fourth quarter of 2008.

Average diluted shares for adjusted EPS in the third quarter of 2008 were 1,063 million versus 1,089 million in the third quarter of 2007. The Company currently has $4.9 billion remaining under its authorized stock repurchase program.

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Amgen’s Third Quarter Adjusted EPS Increased 14 Percent to $1.23; Third Quarter Revenue Increased 7 Percent to $3.9 Billion

Capital expenditures for the third quarter of 2008 were approximately $159 million versus $306 million in the third quarter of 2007. The Company now expects full year 2008 capital expenditures to be approximately $750 million. Worldwide cash and marketable securities were $9.8 billion and debt was $11.2 billion at the end of the third quarter of 2008.

2008 Revenue and EPS Guidance Raised

The Company is raising its revenue guidance range from the previously provided range of $14.6 billion to $14.9 billion to an increased range of $14.9 billion to $15.2 billion. The Company is also raising its 2008 adjusted EPS guidance range from the prior range of $4.25 to $4.45 to an increased range of $4.45 to $4.55, excluding stock option expense and certain other expenses, based upon sales momentum and lower operating expense due to continuing efficiencies.

Third Quarter Product and Pipeline Update

The Company provided updates on selected products and late-stage clinical programs.

Denosumab: The Company presented full data results from its pivotal Phase 3 fracture study (FREEDOM) at the 2008 American Society of Bone and Mineral Research (ASBMR) Annual Meeting in Montreal. The study met the primary and all secondary end points.

Nplate ™ (romiplostim): The Company noted that the U.S. Food and Drug Administration (FDA) has approved Nplate, the first and only agent that acts directly to increase platelet production for the treatment of thrombocytopenia in splenectomized (spleen removed) and non-splenectomized adults with chronic immune thrombocytopenic purpura (ITP). Nplate, the first FDA-approved peptibody protein, works by raising and sustaining platelet counts, representing a novel approach for the treatment of this chronic disease.

Nplate was also approved for ITP by Australia’s Therapeutic Goods Administration (TGA) in July 2008. Amgen has filed for regulatory approval of Nplate in the European Union (EU), Canada, and Switzerland and these applications are currently under review.

AMG 317: The Company announced that it has reviewed interim results from a phase 2 study of AMG 317 in patients with moderate to severe asthma. The data showed evidence of biological activity; however, the clinical efficacy from the interim analysis did not meet expectations. The phase 2 study will be completed this year and results will be submitted to an appropriate peer-reviewed forum.

For more product information or the full prescribing information, please refer to the Amgen Website at www.amgen.com.

As previously announced, the Company has posted in the Investors section of the Company’s website (www.amgen.com/investors) a slide presentation related to its second quarter financial results conference call, scheduled for 1:30 p.m. Pacific Time today. The conference call will be broadcast over the Internet and can also be found on Amgen’s Website at the above web address.

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Amgen’s Third Quarter Adjusted EPS Increased 14 Percent to $1.23; Third Quarter Revenue Increased 7 Percent to $3.9 Billion

Non-GAAP Financial Measures

Management has presented its operating results in accordance with GAAP and on an “adjusted” (or non-GAAP basis) for the three and nine months ended Sept. 30, 2008 and 2007. The Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses these non-GAAP financial measures in connection with its own budgeting and financial planning. These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with U.S. GAAP.

About Amgen

Amgen discovers, develops, manufactures and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe and effective medicines from lab, to manufacturing plant, to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis and other serious illnesses. With a deep and broad pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and our vital medicines, visit www.amgen.com.

Forward-Looking Statements

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended Dec. 31, 2007, and in our periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company’s results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments (domestic or foreign) involving current and future products, sales growth of recently launched products, competition from other products (domestic or foreign) and difficulties or delays in manufacturing our products. In addition, sales of our products are affected by reimbursement policies imposed by third-party payors, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and health care cost containment as well as U.S. legislation affecting pharmaceutical pricing and reimbursement. Government and others’ regulations and reimbursement policies may affect the development, usage and pricing

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Amgen’s Third Quarter Adjusted EPS Increased 14 Percent to $1.23; Third Quarter Revenue Increased 7 Percent to $3.9 Billion

of our products. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. We depend on third parties for a significant portion of our manufacturing capacity for the supply of certain of our current and future products and limits on supply may constrain sales of certain of our current products and product candidate development. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers.

CONTACT:	Amgen, Thousand Oaks
David Polk, 805-447-4613 (media)
Arvind Sood, 805-447-1060 (investors)

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Amgen’s Third Quarter Adjusted EPS Increased 14 Percent to $1.23; Third Quarter Revenue Increased 7 Percent to $3.9 Billion

Amgen Inc.

Condensed Consolidated Statements of Income and

Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

	Three Months Ended September 30, 2008					Three Months Ended September 30, 2007
	GAAP	Adjustments		“Adjusted”		GAAP	Adjustments		“Adjusted”
Revenues:
Product sales	$3,784	$—		$3,784		$3,524	$—		$3,524
Other revenues	91	—		91		87	—		87

Total revenues	3,875	—		3,875		3,611	—		3,611

Operating expenses:
Cost of sales (excludes amortization of acquired intangible assets presented below)	677	(3	)(a)	590		792	(4	)(a)	585
		(84	)(b)				(113	)(e)
							(90	)(h)
Research and development	729	(12	)(a)	700		776	(20	)(a)	699
		(17	)(c)				(18	)(e)
							(17	)(c)
							(22	)(i)
Selling, general and administrative	900	(10	)(a)	890		730	(18	)(a)	804
							92	(e)
Write-off of acquired in-process R&D	—			—		590	(590	)(j)	—
Amortization of intangible assets	74	(74	)(d)	—		76	(73	)(d)	—
							(3	)(k)
Other charges	12	(8	)(e)	—		254	(254	)(e)	—
		(4	)(f)

Total operating expenses	2,392	(212)		2,180		3,218	(1,130)		2,088
Operating income	1,483	212		1,695		393	1,130		1,523
Interest and other income and (expense), net	(12)	9	(g)	(3)		(21)	—		(21)

Income before income taxes	1,471	221		1,692		372	1,130		1,502
Provision for income taxes	313	71	(o)	384		171	150	(q)	321

Net income	$1,158	$150		$1,308		$201	$980		$1,181

Earnings per share:
Basic	$1.09			$1.24		$0.19			$1.09
Diluted (r)	$1.09			$1.23	(a)	$0.18			$1.08	(a)

Average shares used in calculation of earnings per share:
Basic	1,058			1,058		1,086			1,086
Diluted (r)	1,064			1,063	(a)	1,090			1,089	(a)

(a) - (r)    See explanatory notes on the following pages.

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Amgen’s Third Quarter Adjusted EPS Increased 14 Percent to $1.23; Third Quarter Revenue Increased 7 Percent to $3.9 Billion

Amgen Inc.

Condensed Consolidated Statements of Income and

Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

	Nine months ended September 30, 2008					Nine months ended September 30, 2007
	GAAP	Adjustments		“Adjusted”		GAAP	Adjustments		“Adjusted”
Revenues:
Product sales	$11,013	$—		$11,013		$10,693	$—		$10,693
Other revenues	239	—		239		333	—		333

Total revenues	11,252	—		11,252		11,026	—		11,026

Operating expenses:
Cost of sales (excludes amortization of acquired intangible assets presented below)	1,738	(9	)(a)	1,644		1,942	(12	)(a)	1,690
		(84	)(b)				(113	)(e)
		(1	)(e)				(90	)(h)
							(30	)(l)
							(7	)(m)
Research and development	2,232	(35	)(a)	2,140		2,444	(68	)(a)	2,279
		(53	)(c)				(54	)(c)
		(3	)(e)				(25	)(i)
		(1	)(i)				(18	)(e)
Selling, general and administrative	2,678	(33	)(a)	2,646		2,360	(60	)(a)	2,392
		1	(e)				92	(e)
Write-off of acquired in-process R&D	—			—		590	(590	)(j)	—
Amortization of intangible assets	221	(221	)(d)	—		224	(221	)(d)	—
							(3	)(k)
Other charges	306	(39	)(e)	—		543	(543	)(e)	—
		(267	)(f)

Total operating expenses	7,175	(745)		6,430		8,103	(1,742)		6,361
Operating income	4,077	745		4,822		2,923	1,742		4,665
Interest and other income and (expense), net	19	9	(g)	28		(20)	51	(n)	31

Income before income taxes	4,096	754		4,850		2,903	1,793		4,696
Provision for income taxes	861	228	(o)	1,089		572	92	(p)	980
							316	(q)

Net income	$3,235	$526		$3,761		$2,331	$1,385		$3,716

Earnings per share:
Basic	$3.01			$3.50		$2.07			$3.30
Diluted (r)	$3.00			$3.49	(a)	$2.06			$3.29	(a)
Average shares used in calculation of earnings per share:
Basic	1,075			1,075		1,127			1,127
Diluted (r)	1,079			1,078	(a)	1,133			1,131	(a)

(a) - (r)    See explanatory notes on the following pages.

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Amgen’s Third Quarter Adjusted EPS Increased 14 Percent to $1.23; Third Quarter Revenue Increased 7 Percent to $3.9 Billion

Amgen Inc.

Notes to Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

(a)	To exclude the impact of stock option expense recorded in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R. For the three and nine months ended September 30, 2008 and 2007, the total pre-tax expense for employee stock options in accordance with SFAS No. 123R was $25 million and $42 million, respectively, and $77 million and $140 million, respectively.

“Adjusted” diluted EPS including the impact of stock option expense for the three and nine months ended September 30, 2008 and 2007 was as follows:

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
“Adjusted” diluted EPS, excluding stock option expense	$1.23	$1.08	$3.49	$3.29
Impact of stock option expense (net of tax)	(0.02)	0.02	(0.05)	(0.09)

“Adjusted” diluted EPS, including stock option expense	$1.21	$1.10	$3.44	$3.20

(b)	To exclude the write-off of inventory resulting from a strategic decision to change manufacturing processes.

(c)	To exclude the ongoing, non-cash amortization of the R&D technology intangible assets acquired with the acquisitions of Abgenix, Inc. (“Abgenix”) and Avidia, Inc. (“Avidia”).

(d)	To exclude the ongoing, non-cash amortization of acquired product technology rights, primarily ENBREL, related to the Immunex Corporation (“Immunex”) acquisition.

(e)	To exclude the following restructuring (expenses)/recoveries associated with our restructuring plan announced in August 2007, as follows (in millions):

	Separation costs (1)	Asset impairment (2)	Accelerated depreciation (3)	Other (4)	Total
Three months ended September 30, 2008
Other charges	$—	$(1)	$—	$(7)	$(8)

	$—	$(1)	$—	$(7)	$(8)

Three months ended September 30, 2007
Cost of sales (excluding amortization of intangible assets)	$1	$(4)	$(110)	$—	$(113)
Research and development (R&D)	17	(35)	—	—	(18)
Selling, general and administrative (SG&A)	9	—	—	83	92
Other charges	(104)	(71)	—	(79)	(254)

	$(77)	$(110)	$(110)	$4	$(293)

Nine months ended September 30, 2008
Cost of sales (excluding amortization of intangible assets)	$—	$(1)	$—	$—	$(1)
R&D	(3)	—	—	—	(3)
SG&A	—	—	—	1	1
Other charges	(4)	(15)	—	(20)	(39)

	$(7)	$(16)	$—	$(19)	$(42)

Nine months ended September 30, 2007
Cost of sales (excluding amortization of intangible assets)	$1	$(4)	$(110)	$—	$(113)
R&D	17	(35)	—	—	(18)
SG&A	9	—	—	83	92
Other charges	(107)	(357)	—	(79)	(543)

	$(80)	$(396)	$(110)	$4	$(582)

(1)	Severance and other separation costs, partially offset in 2007 by the reversal of previously accrued expenses for bonuses and stock-based compensation awards, which were forfeited as a result of the employees’ termination.

(2)	Asset impairment charges incurred in connection with the rationalization of our worldwide manufacturing operations in order to gain cost efficiencies and, to a lesser degree, the moderation of the expansion of our R&D facilities.

(3)	Accelerated depreciation resulting from our decision to accelerate the closure of one of our ENBREL commercial bulk production operations in connection with the rationalization of our worldwide network of manufacturing facilities. The amount included above represents the excess of accelerated depreciation expense over the depreciation that would otherwise have been recorded if there were no plans to accelerate the closure of this manufacturing operation.

(4)	To exclude, from Other charges, loss accruals for leases principally related to certain facilities that will not be used in our business. Also, to exclude from SG&A in 2007, the cost recoveries for certain restructuring expenses, principally with respect to accelerated depreciation in connection with our co-promotion agreement with Wyeth.

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Amgen’s Third Quarter Adjusted EPS Increased 14 Percent to $1.23; Third Quarter Revenue Increased 7 Percent to $3.9 Billion

(f)	To exclude loss accruals for settlements of certain commercial legal proceedings.

(g)	To exclude the loss accruals for the sale of certain less significant marketed products and related assets.

(h)	To exclude the write-off of inventory principally due to changing regulatory and reimbursement environments.

(i)	To exclude, for the applicable periods, merger related expenses incurred due to the Alantos Pharmaceutical Holding, Inc. (“Alantos”), Ilypsa, Inc. (“Ilypsa”), and Tularik Inc. acquisitions, primarily related to incremental costs associated with retention. Substantially all related amounts have been incurred.

(j)	To exclude the non-cash expense associated with writing-off the acquired in-process research and development (“IPR&D”) related to the acquisitions of Alantos and Ilypsa in 2007.

(k)	To exclude the impairment of a non-ENBREL related intangible asset previously acquired in the Immunex acquisition.

(l)	To exclude the impact of writing-off the cost of a semi-completed manufacturing asset that will not be used due to a change in manufacturing strategy.

(m)	To exclude merger related expenses incurred due to the Abgenix acquisition, primarily related to incremental costs associated with recording inventory acquired at fair value which is in excess of our manufacturing cost.

(n)	To exclude the pro rata portion of the deferred financing and related costs that were immediately charged to interest expense as a result of certain holders of our convertible notes due in 2032 exercising their March 1, 2007 put option and the related convertible notes being repaid in cash.

(o)	To reflect the tax effect of the above adjustments for 2008, excluding (1) certain components of the write-off of inventory (see (b) above), (2) certain of the restructuring charges (see (e) above), (3) certain of the loss accruals for settlements of commercial legal proceedings (see (f) above) and (4) certain components of the loss accruals for the sale of certain less significant marketed products and related assets (see (g) above).

(p)	To exclude the income tax benefit recognized as the result of resolving certain non-routine transfer pricing issues with the Internal Revenue Service (“IRS”) for prior periods.

(q)	To reflect the tax effect of the above adjustments for 2007, excluding (1) certain of the restructuring charges (see (e) above), (2) certain components of the write-off of inventory (see (h) above), (3) the write-off of the acquired IPR&D related to the Alantos and Ilypsa acquisitions (see (j) above), (4) the write-off of the cost of a semi-completed manufacturing asset (see (l) above), and (5) the tax benefit recognized as a result of resolving certain non-routine transfer pricing issues with the IRS (see (p) above).

(r)	The following table presents the computations for GAAP and “Adjusted” diluted earnings per share, computed under the treasury stock method.

“Adjusted” earnings per share presented below excludes stock option expense:

	Three months ended September 30, 2008			Three months ended September 30, 2007
	GAAP	“Adjusted”		GAAP	“Adjusted”
Income (Numerator):
Net income for basic and diluted EPS	$1,158	$1,308		$201	$1,181

Shares (Denominator):
Weighted-average shares for basic EPS	1,058	1,058		1,086	1,086
Effect of dilutive securities	6	5	(*)	4	3	(*)

Weighted-average shares for diluted EPS	1,064	1,063		1,090	1,089

Diluted earnings per share	$1.09	$1.23		$0.18	$1.08

	Nine months ended September 30, 2008			Nine months ended September 30, 2007
	GAAP	“Adjusted”		GAAP	“Adjusted”
Income (Numerator):
Net income for basic and diluted EPS	$3,235	$3,761		$2,331	$3,716

Shares (Denominator):
Weighted-average shares for basic EPS	1,075	1,075		1,127	1,127
Effect of dilutive securities	4	3	(*)	6	4	(*)

Weighted-average shares for diluted EPS	1,079	1,078		1,133	1,131

Diluted earnings per share	$3.00	$3.49		$2.06	$3.29

(*)	Dilutive securities used to compute “Adjusted” diluted earnings per share for the three and nine months ended September 30, 2008 and 2007 were computed exclusive of the methodology used to determine dilutive securities under SFAS No. 123R.

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Amgen’s Third Quarter Adjusted EPS Increased 14 Percent to $1.23; Third Quarter Revenue Increased 7 Percent to $3.9 Billion

Amgen Inc.

Product Sales Detail by Product and Geographic Region

(In millions)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Aranesp® - U.S.	$458	$460	$1,290	$1,692
Aranesp® - International	387	358	1,141	1,095
EPOGEN® - U.S.	634	602	1,810	1,851
Neulasta® - U.S.	633	598	1,850	1,744
NEUPOGEN® - U.S.	223	232	667	636
Neulasta® - International	219	165	620	472
NEUPOGEN® - International	117	105	342	307
Enbrel® - U.S.	838	777	2,531	2,247
Enbrel® - International	55	44	154	127
Sensipar® - U.S.	111	88	306	241
Sensipar® - International	50	34	138	94
Vectibix® - U.S.	26	41	83	137
Vectibix® - International	15	—	24	—
Other product sales - U.S.	6	11	23	24
Other product sales - International	12	9	34	26

Total product sales	$3,784	$3,524	$11,013	$10,693

U.S.	$2,929	$2,809	$8,560	$8,572
International	855	715	2,453	2,121

Total product sales	$3,784	$3,524	$11,013	$10,693

- MORE -

Amgen’s Third Quarter Adjusted EPS Increased 14 Percent to $1.23; Third Quarter Revenue Increased 7 Percent to $3.9 Billion

Amgen Inc.

Condensed Consolidated Balance Sheets - GAAP

(In millions)

(Unaudited)

	September 30, 2008	December 31, 2007
Assets
Current assets:
Cash, cash equivalents and marketable securities	$9,757	$7,151
Trade receivables, net	2,114	2,101
Inventories	2,004	2,091
Other current assets	1,745	1,698

Total current assets	15,620	13,041
Property, plant and equipment, net	5,972	5,941
Intangible assets, net	3,095	3,332
Goodwill	11,340	11,240
Other assets	971	1,085

Total assets	$36,998	$34,639

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$3,951	$4,179
Current portion of other long-term debt	1,000	2,000

Total current liabilities	4,951	6,179
Deferred tax liabilities	346	480
Convertible notes	5,081	5,080
Other long-term debt	5,095	4,097
Other non-current liabilities	1,693	934
Stockholders’ equity	19,832	17,869

Total liabilities and stockholders’ equity	$36,998	$34,639

Shares outstanding	1,059	1,087

- MORE -

Amgen’s Third Quarter Adjusted EPS Increased 14 Percent to $1.23; Third Quarter Revenue Increased 7 Percent to $3.9 Billion

Amgen Inc.

Reconciliation of “Adjusted” Earnings Per Share Guidance to GAAP

Earnings Per Share Guidance for the Year Ending December 31, 2008

2008
“Adjusted” earnings per share guidance	$4.45 - $4.55

Known adjustments to arrive at GAAP earnings:
Legal settlements (a)	(0.19)
Amortization of acquired intangible assets, product technology rights (b)	(0.17)
Stock option expense (c)	(0.06) - (0.08)
Write-off of inventory (d)	(0.06)
Restructuring costs (e)	(0.03) - (0.05)
Amortization of acquired intangible assets, R&D technology rights (f)	(0.04)
Loss on sale of less significant marketed products (g)	(0.01)

GAAP earnings per share guidance	$3.85 - $3.99

(a)	To exclude loss accruals for settlements of certain commercial legal proceedings.

(b)	To exclude the ongoing, non-cash amortization of acquired product technology rights, primarily ENBREL, related to the Immunex acquisition.

(c)	To exclude stock option expense associated with SFAS No. 123R.

(d)	To exclude the write-off of inventory resulting from a strategic decision to change manufacturing processes.

(e)	To exclude restructuring related costs.

(f)	To exclude the ongoing, non-cash amortization of the R&D technology intangible assets acquired with the Abgenix and Avidia acquisitions.

(g)	To exclude the loss accruals on the sale of certain less significant marketed products and related assets.